Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Autozi Internet Technology (Global) Ltd. on Form S-8 (file No. 333-283337) of our report dated January 27, 2025, which includes the explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined and consolidated financial statements of Autozi Internet Technology (Global) Ltd. as of September 30, 2023 and 2024 and for the years ended September 30, 2022, 2023 and 2024 appearing in the Annual Report on Form 20-F of Autozi Internet Technology (Global) Ltd. for the year ended September 30, 2024.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

January 27, 2025

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

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